 Exhibit 10.1

CDI Corp.

Executive Stock Purchase Opportunity Program

Purpose
The purpose of this program is to provide certain executives of the Company with the opportunity to acquire shares of deferred stock in conjunction with their purchase of shares of the Company's stock.

Eligible Executives
An executive is eligible to participate in this program if he/she satisfies all of the following requirements: (1) is employed in one of the following officer positions: CEO, EVP-CFO, SVP-General Counsel, SVP-HR or president of one of the Company's United States (US) business units; (2) has mandatory Stock Purchase Plan deferrals; and, (3) has at least a two-times base salary stock ownership requirements.

Formula
Each participant, starting on his or her Commencement Date, will have a period of 20 days to purchase a designated number of shares of CDI Corp. common stock ("Designated Shares"). (If the 20 day period falls within a "blackout period" thereby preventing the participant from purchasing the Designated Shares, the 20 day period, or such portion of it that fell into the blackout period, will start to run immediately after the expiration of the blackout period.) For each Designated Share purchased, the participant will be granted 0.4 shares of Time-Vested Deferred Stock under the CDI Corp. 2004 Omnibus Stock Plan. Twenty percent of these shares of Deferred Stock will vest each year over five years following the purchase so long as the participant retains ownership of all of the Designated Shares. If at any time during the five year vesting period the participant sells or transfers any of the Designated Shares, then the remaining unvested shares of Deferred Stock will be forfeited.

Schedule
The following number of Designated Shares will apply to the corresponding participant position:
      Participant                   Designated Shares
      CEO                                 20,000
      EVP-CFO                            20,000
      US Business Unit Presidents         20,000
      SVP-General Counsel                10,000
      SVP-HR                              10,000

Commencement Date
The normal Commencement Date for a participant will be the participant's first day of employment. For participants who have not, as of the effective date of this program, received a stock purchase opportunity essentially the same as that described in this program, the Commencement Date will be May 1, 2006.

Termination
In the event of termination of a participant's employment with the Company due to the participant's resignation or by the Company "for cause," vesting will cease and unvested shares of Deferred Stock will be forfeited. In the event of the termination of a participant's employment due to retirement, by the Company other than "for cause," or due to the death or permanent disability of the participant, all unvested shares of Deferred Stock will immediately vest. Upon termination of a participant's employment with the Company, any shares of CDI common stock then owned by the participant as a result of the vesting of Time-Vested Deferred Stock received under this program must be held for at least three months after the date of termination.

General
The terms of the Omnibus Plan will apply to this program.